Exhibit 99.1

PRESS RELEASE                           SOURCE: WPCS International Incorporated

                   WPCS Reports Record Revenue For 3rd Quarter

EXTON, PA-- (PRNewswire-FirstCall) - March 17, 2005 -- OTCBB: WPCI -News) WPCS International Incorporated has reported its financial results for the FY2005 third quarter ended January 31, 2005. For the third quarter of FY2005, WPCS reported record revenue of approximately $11.4 million compared to $4.5 million for the same period a year ago which represents an increase of 151%. In regards to the increase in reported quarterly revenue, $3.3 million was attributed to organic growth and the balance from previous acquisitions. For the nine months of FY2005 ended January 31, 2005, WPCS reported total revenue of approximately $29.0 million compared to $13.9 million for the same period a year ago which represents an increase of 109%. In regards to the reported revenue for the nine months ended January 31, 2005, $7.5 million was attributed to organic growth and the balance from previous acquisitions.

For the third quarter of FY2005, the reported net income was $103,000 or $0.03 per share, which includes income taxes of $90,000 and depreciation and amortization of $184,000. For the same period last year, the reported net loss was $323,000 or $0.19 per share, which included an income tax benefit of $87,000 and depreciation and amortization of $100,000. For the nine months of FY2005, the reported net income was $210,000 or $0.09 per share, which includes income taxes of $162,000 and depreciation and amortization of $430,000. For the same period last year, the reported net loss was $434,000 or $0.30 per share, which included income taxes of $4,000 and depreciation and amortization of $254,000. As of January 31, 2005, WPCS reported $20.7 million in shareholder equity compared to $10.3 million for the same period a year ago, which represents an increase of 101%.

Andrew Hidalgo, CEO of WPCS International Incorporated, commented: "Although we are pleased to report record revenue and continued organic growth in the third quarter of FY2005, the management team is not fully satisfied with the net income contribution. The company will continue to focus on delivering improved net income results in the upcoming quarters. WPCS will maintain a primary focus on organic growth and increased operational efficiencies so that we can maximize the performance levels at our existing subsidiaries. Based on our current backlog of approximately $20 million that has an eight-month completion range and our submitted bids of approximately $36 million, we feel we are in a position to accelerate earnings growth over the next few quarters. In the third quarter, WPCS has initiated an insurance consolidation program intended to reduce annual premium expenses. Also, the company has launched a cross selling effort between subsidiaries focused on certain market sectors that we believe will bolster organic growth. In addition, WPCS has established an advanced training program for our existing project managers that will focus on enhancing project management skills. With our stronger balance sheet, our focus on improving the efficiency of our existing subsidiaries, the continued market growth in wireless infrastructure and our growing reputation in engineering specialty communication systems, we continue to be very encouraged about the future."

About WPCS International Incorporated:

WPCS International Incorporated is an engineering company that focuses on the implementation requirements of wireless technology and specialty communications systems. The company provides a range of services including site design, product integration, security, structured cabling, construction and project management. The company has an extensive customer base that includes many major corporations, government entities and educational institutions. For more information, please visit our website at www.wpcs.com

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward-looking" statements and are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The company's actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.



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Contact:

Carol Lindley / Investor Relations
WPCS International Incorporated
610-903-0400 x-100
ir@wpcs.com